SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported):  December 10, 1997


                        FIRST OMNI BANK, N.A.
        (Exact name of registrant as specified in its charter)

                          on behalf of the
              FIRST OMNI BANK CREDIT CARD MASTER TRUST



                           United States
   (State or other jurisdiction of incorporation or organization)


        0-20755		   			   51-0263671
(Commission File Number)	   (I.R.S. Employer Identification No.)


       499 Mitchell Road
      Millsboro, Delaware				 19966
(Address of Principal Executive Offices)	    (Zip Code)


   Registrant's telephone number, including area code:(302) 934-2000


                           Not Applicable
    (Former name or former address, if changed since last report)
                 ______________________________


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Item 5. Other Events

First Omni Bank, N.A. ("First Omni") has entered into a definitive
Purchase and Sale Agreement, dated as of December 10, 1997 (the "Sale Agreement"), with Bank of America, National Association ("BofA"), pursuant to which, among other things, First Omni will sell its credit card business to BofA and BofA will become the Transferor and Servicer with respect to the First Omni Bank Credit Card Master Trust (the "Trust"). Upon consummation of the transactions contemplated by the Sale Agreement, BofA will become the Transferor and Servicer of the Trust pursuant to Sections 7.2(a) and 8.2(a), respectively, of the Pooling and Servicing Agreement, dated as of April 1, 1996, as supplement by the 1996-A Series Supplement dated as of April 1, 1996 (the "Pooling and Servicing Agreement"), between First Omni, as Transferor and Servicer, and the Bank of New York, as Trustee. Thereafter, First Omni will cease to have any involvement with the Trust, the Pooling and Servicing Agreement, and the outstanding Trust certificates.

BofA is the credit card subsidiary of BankAmerica Corporation, the fourth largest bank holding company in the United States, with assets of $257.5 billion and deposits of $171.4 billion as of September 30, 1997. BofA, based in Phoenix, Arizona, is one of the nation's largest credit card issuers, with over 10 million accounts and more than $10 billion in managed credit card receivables at September 30, 1997. At present, BofA is the transferor and servicer (or has substantially similar rights and duties) under one credit card master trust such as the Trust, representing over $3.6 billion in securitized credit card receivables.

Consummation of the transactions contemplated by the Sale Agreement, including the transfer of the Transferor and Servicer interests under the Pooling and Servicing Agreement, is subject to receipt of bank regulatory approval and confirmation by the rating agencies of the ratings on the outstanding Trust certificates, and is expected to occur during the first quarter of 1998.




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                                    SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 7, 1998           	FIRST OMNI BANK, N.A.


                                    By:  /s/ ROBERT F. RAY
                                    ______________________
                                    Robert F. Ray, Vice
                                    President